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Exhibit 10.05

DEXCOM, INC.

AMENDED AND RESTATED EXECUTIVE CHANGE OF CONTROL AGREEMENT

        THIS AMENDED AND RESTATED EXECUTIVE CHANGE OF CONTROL AGREEMENT (the "Agreement") is made as of January 31, 2005, between DexCom, Inc., a Delaware corporation (the "Company") and Andy Rasdal ("Executive").

        WHEREAS, the Company and Executive are parties to that certain Executive Change of Control Agreement dated January 2, 2002 (the "Prior Change of Control Agreement") and now desire to amend and restated that agreement to extend the vesting acceleration provisions of Section 1(a) thereof to all five (5) of Executive's currently outstanding stock option grants;

        WHEREAS, capitalized terms used herein shall have the meanings set forth in Section 2 herein;

        WHEREAS, the Company, by means of this Agreement, seeks (i) to continue to retain the services of Executive, and (ii) to provide incentives for Executive to exert maximum efforts for the success of the Company even in the face of a potential Change of Control; and

        WHEREAS, the Company desires to provide Executive with protection of certain benefits in the event of a Change of Control.

        NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Company and Executive hereby agree as follows:

        1.     ACCELERATION IN THE EVENT OF A CHANGE OF CONTROL. If a Change of Control occurs and either (x) your Continuous Service has not terminated as of the date immediately prior to the effective date of such Change of Control or (y) your Continuous Service is involuntarily terminated without Cause during a Change of Control Window, then the vesting and exercisability of the shares of Common Stock subject to each of the Stock Options shall be accelerated in full and any reacquisition or repurchase rights held by the Company with respect to the shares of Common Stock subject to such acceleration shall lapse in full, as appropriate.

        2.     DEFINITIONS. For purposes of this Agreement only, capitalized terms used herein shall have the following meanings:

          (a)   "Affiliate" means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Section 422(e) and (f) respectively, of the Code.

          (b)   "Cause" means that you have engaged in (i) willful misconduct or gross negligence in the performance of your duties; (ii) a material breach of your Proprietary Information and Inventions Agreement; or (iii) the commission of a felony affecting the Company or its business.

          (c)   "Change of Control" means: (i) a sale of all or substantially all of the assets of the Company; (ii) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Company) unless the Company's stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of securities issued as consideration for the Company's acquisition or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity; or (iii) any reorganization, merger or consolidation in which the corporation is not the surviving entity and whereby the rights, preferences and privileges of the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have been adversely affected.

          (d)   "Change of Control Window" means the period (a) beginning 90 days prior to the earlier of (i) the execution of a letter of intent relating to a Change of Control transaction, if any, or (ii) the execution of a definitive agreement with respect to a Change of Control transaction; in either case, provided that the Change of Control with the party to the letter of intent or definitive agreement is consummated within two (2) years following such execution, and (b) ending on the date such Change of Control becomes effective.

          (e)   "Code" means the Internal Revenue Code of 1986, as amended.

          (f)    "Common Stock" means the common stock of the Company.

          (g)   "Continuous Service" means that Executive's service with the Company or an Affiliate, whether as an employee, Director or consultant, is not interrupted or terminated. Neither a change in the capacity in which Executive renders service to the Company or an Affiliate as an employee, Director or consultant, nor a change in the entity for which Executive renders such service, shall be deemed to interrupt or terminate Executive Continuous Service provided that there is not otherwise any interruption or termination of service.

          (h)   "Director" means a member of the Board of Directors of the Company.

          (i)    "Stock Options" means each of the five (5) currently outstanding options to purchase shares of Common Stock of the Company held by Executive pursuant to the Company's 1999 Stock Option Plan as follows:

      1)
      Option to purchase 1,000,000 shares granted on 12/12/01;

      2)
      Option to purchase 300,000 shares granted on 12/12/01;

      3)
      Option to purchase 156,000 shares granted on 2/10/04;

      4)
      Option to purchase 300,000 shares granted on 3/11/04; and

      5)
      Option to purchase 366,000 shares granted on 12/24/04

        3.     PARACHUTE PAYMENTS. If any payment or benefit Executive would receive pursuant to a Change of Control from the Company or otherwise (a "Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock and other equity-based awards; reduction of employee benefits. In the event that acceleration of vesting of stock and other equity-based award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive's stock and other equity-based awards unless Executive elects in writing a different order for cancellation.

        The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

        The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive's right to a Payment is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Executive and the Company.

        4.     ADJUSTMENTS UPON CHANGES IN CAPITAL STOCK. All references to the Stock Options referenced in this Agreement shall include and shall be appropriately adjusted by the Company to reflect any stock split, stock dividend, stock combination or other change in the Common Stock which may be made by the Company after the date of this Agreement.

        5.     NOTICES. Any notices provided for in this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to Executive, five (5) days after deposit in the United States mail, postage prepaid, addressed to Executive at the address specified in the corporate records of the Company or at such other address as Executive hereafter designates by written notice to the Company.

6.     MISCELLANEOUS.

          (a)   The rights and obligations of Executive under this Agreement may not be transferred or assigned without the prior written consent of the Company.

          (b)   This Agreement is meant to supplement the terms of the stock options covering the purchase or other acquisition of securities by Executive (collectively, the "Securities Acquisition Agreements") described herein. To the extent that the terms and conditions of any Securities Acquisition Agreement are inconsistent with the terms set forth herein, the terms and conditions of this Agreement shall be controlling. This Agreement shall not be superseded by any subsequent agreement unless such subsequent agreement is in writing, signed by Executive and such subsequent agreement specifically states that it is intended to supersede this Agreement and specifically references this "Executive Change of Control Agreement" by name.

          (c)   Any failure by the Company or Executive to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent either the Company or Executive from thereafter enforcing each and every other provision of this Agreement. The rights granted the Company and Executive herein are cumulative and shall not constitute a waiver of either the Company's or Executive's right to assert all other legal remedies available to it under the circumstances.

          (d)   Executive agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

          (e)   In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

          (f)    Subject to the provisions of subsection 6(b) herein, this Agreement, in whole or in part, may be modified, waived or amended upon the written consent of the Company and Executive.

          (g)   By Executive's signature below, Executive represents that he is familiar with the terms and provisions of this Agreement, and hereby accepts this Agreement subject to all of the terms and provisions set forth herein. Executive has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement.

        7.     GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the law that might be applied under applicable principles of conflicts of law.

        8.     COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

        9.     PRIOR CHANGE OF CONTROL AGREEMENT. This Agreement amends and restates the Prior Change of Control Agreement in its entirety, the terms and conditions of which are superceded by this Agreement.

EXECUTIVE	DEXCOM, INC.
/s/ ANDY RASDAL Andy Rasdal	/s/ DONALD L. LUCAS Donald L. Lucas, Chairman of the Board

[SIGNATURE PAGE TO AMENDED AND RESTATED EXECUTIVE CHANGE OF CONTROL AGREEMENT.]

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  Exhibit 10.05